Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genesis Healthcare, Inc.:

We consent to the use of our reports dated March 18, 2019, with respect to the consolidated balance sheets of Genesis Healthcare, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 10, 2019